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PRICING SUPPLEMENT NO. 178 DATED                       Filed Pursuant to
FEBRUARY 17, 2000 TO PROSPECTUS DATED                  Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                    File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999
                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:             $1,660,000.00
Original Issue Date (Settlement Date):  February 23, 2000
Stated Maturity Date:                   February 15, 2005
Issue Price to Public:                  100% of Principal Amount
Interest Rate:                          8.750% Per Annum
Interest Payment Dates:                 February 15 and August 15
                                        and Semi-Annually Thereafter
                                        Commencing August 15, 2000

Survivor's Option:                      [ X ] Yes     [   ] No
Optional Redemption:                    [ X ] Yes     [   ] No

Initial Redemption Date:                February 15, 2002
Redemption Price:                       100%

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $  395,000.00
Prudential Securities Incorporated      $  210,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $  323,000.00
Raymond James & Associates, Inc         $  260,000.00
J.W. Korth & Company                    $  472,000.00
      Total                             $1,660,000.00

                                        Per Note Sold by
                                        Agents To Public        Total

Issue Price:                            $    1,000.00       $1,660,000.00
Agent's Discount or Commission:         $        6.00       $    9,960.00
Maximum Dealer's Discount or
  Selling Concession:                   $       12.50       $   20,750.00
Proceeds to the Company:                $      981.50       $1,629,290.00

CUSIP Number:  12589QX27